EXHIBIT 10.15

                                  MANAGEMENT

EMPLOYMENT AGREEMENT


      This Management Employment Agreement (this "AGREEMENT") by and among LandCare USA Management Co., L.P., a Delaware limited partnership ("EMPLOYER"), and Kenneth V. Garcia ("EMPLOYEE") is hereby entered into and effective as of the __ day of ____________, 1998 (the "EFFECTIVE DATE"), which date is the date of the consummation of the initial public offering of the common stock of LandCare USA, Inc., a Delaware corporation (the "COMPANY").

                               R E C I T A L S

      A. The Company is engaged primarily in the landscaping services industry.

      B. Employer is engaged primarily in the business of providing management services to the Company;

      C. Employer desires to employ Employee hereunder in a confidential relationship wherein Employee, in the course of his employment, will become familiar with and aware of information as to the Company's customers, specific manner of doing business, processes, techniques and trade secrets and future plans with respect thereto, all of which have been and will be established and maintained at great expense to the Company, which information is a trade secret and constitutes the valuable good will of the Company; and

      D. The Company is intended to be a third-party beneficiary of this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, it is hereby agreed as follows:

                             A G R E E M E N T S

      1.    EMPLOYMENT AND DUTIES.

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      (a) Employer hereby employs Employee to serve as Senior Vice President and
Chief Development Officer of the Company. As such, Employee shall have responsibilities, duties and authority customarily accorded to and expected of an officer holding such position directly with the Company. Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote his full time, attention and efforts to promote and further the business of Employer.

      (b) Employee shall faithfully adhere to, execute and fulfill all policies established by Employer from time to time.

      2. COMPENSATION. For all services rendered by Employee, Employer shall compensate Employee as follows:

      (a) BASE SALARY; PERFORMANCE BONUS; COMPANY STOCK OPTIONS. Effective as of the Effective Date, the base salary payable to Employee shall be $150,000 per year, payable on a regular basis in accordance with Employer's standard payroll procedures but not less frequently than monthly. On at least an annual basis, Employer will review Employee's performance and may, in its sole discretion, (i) make increases to such base salary; (ii) pay a performance bonus; or (iii) recommend Employee for the grant of Company stock options.

      (b) EMPLOYEE PERQUISITES, BENEFITS AND OTHER COMPENSATION. Employee shall be entitled to receive additional benefits and compensation from Employer in such form and to such extent as specified below:

            (i) Coverage, subject to contributions required of executives of the Company generally, for Employee and his dependent family members under health, hospitalization, disability, dental, life and other insurance plans that Employer may have in effect from time to time. Benefits provided to Employee under this clause (i) shall be equal to such benefits provided to other Employer employees of the same level.

            (ii) Reimbursement for all business travel and other out-of-pocket expenses

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      reasonably incurred by Employee in the performance of services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with Employer's expense reporting policy.

            (iii) Employer shall provide Employee with other employee perquisites as may be available to or deemed appropriate for Employee by Employer and participation in all other Company-wide employee benefits as are available from time to time.

      3.    NONCOMPETITION AGREEMENT.

      (a) Employee shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee's duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of this paragraph 3. Employee will not, during the period of his employment by or with Employer, and for a period of two (2) years immediately following the termination of his employment under this Agreement, except as provided below, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

            (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business in direct competition with Employer or the Company within 100 miles of where the Company or any of its subsidiaries conduct business, including any territory serviced by the Company or any of such subsidiaries (the "TERRITORY");

            (ii) call upon any person who is, at that time, an employee of Employer or the Company (including the respective subsidiaries thereof) in a sales or managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of

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      Employer or the Company (including the respective subsidiaries thereof);

            (iii) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of the Company (including the respective subsidiaries thereof) for the purpose of soliciting or selling products or services in direct competition with the Company; or

            (iv) call upon any prospective acquisition candidate, on Employee's own behalf or on behalf of any competitor, which candidate was, to Employee's actual knowledge after due inquiry, either called upon by Employer or the Company (including the respective subsidiaries thereof) or for which Employer or the Company made an acquisition analysis for the purpose of acquiring such entity or all or substantially all of such entity's assets.

      Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from acquiring as a passive investment not more than two percent (2%) of the capital stock of a competing business the stock of which is traded on a national securities exchange or on an over-the -counter or similar market.

      (b) Because of the difficulty of measuring economic losses to Employer or the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Employer or the Company for which they would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by Employer or the Company in the event of breach or threatened breach by Employee, by injunctions, restraining orders and other appropriate equitable relief.

      (c) It is agreed by the parties that the foregoing covenants in this paragraph 3 impose a reasonable restraint on Employee in light of the activities and business of the Company (including the Company's subsidiaries) on the date of the execution of this Agreement and the current plans of the Company (including the Company's subsidiaries); but it is also the intent of the Company and Employee that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company (including the Company's subsidiaries) throughout the term of this covenant, whether before or after the date of termination of the employment of Employee.

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For example, if, during the term of this Agreement, the Company (including the
Company's subsidiaries) engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or other than the activities or business enumerated under the Recitals above or the locations currently established therefor, then Employee will be precluded from soliciting the customers or Employees of such new activities or business or from such new location and from directly competing with such new business within 100 miles of its then-established operating location(s) through the term of this covenant.

      It is further agreed by the parties hereto that, in the event that Employee shall cease to be employed hereunder, and shall enter into a business or pursue other activities not in competition with the Company (including the Company's subsidiaries), or similar activities or business in locations the operation of which, under such circumstances, does not violate clause (i) of paragraph 3(a), Employee shall not be chargeable with a violation of this paragraph 3 if the Company (including the Company's subsidiaries) shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

      (d) The covenants in this paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

      (e) All of the covenants in this paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against Employer or the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer or the Company of such covenants. It is specifically agreed that the period of two (2) years following termination of employment stated at the beginning of this paragraph 3, during which the agreements and covenants of Employee made in this paragraph 3 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this paragraph 3.

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      4.    PLACE OF PERFORMANCE; RELOCATION RIGHTS.

      (a) Employee understands that he may be requested by Employer or the Company to relocate from his present residence to another geographic location in order to more efficiently carry out his duties and responsibilities under this Agreement or as part of a promotion or other increase in duties and responsibilities. In such event, if Employee agrees to relocate, Employer or the Company will pay all relocation costs to move Employee, his immediate family and their personal property and effects. Such costs may include, by way of example, but are not limited to, pre-move visits to search for a new residence, investigate schools or for other purposes; temporary lodging and living costs prior to moving into a new permanent residence; duplicate home carrying costs; all closing costs on the sale of Employee's present residence and on the purchase of a comparable residence in the new location; and added income taxes that Employee may incur if any relocation costs are not deductible for tax purposes. The general intent of the foregoing is that Employee shall not personally bear any out-of-pocket cost as a result of the relocation, with an understanding that Employee will use his best efforts to incur only those costs which are reasonable and necessary to effect a smooth, efficient and orderly relocation with minimal disruption to the business affairs of Employer or the Company and the personal life of Employee and his family.

      (b) Notwithstanding the above, if Employee is requested by Employer to relocate and Employee refuses, such refusal shall not constitute "CAUSE" for termination of this Agreement under the terms of paragraph 5(a)(iii).

      5. TERM; TERMINATION; RIGHTS ON TERMINATION.

      (a) TERM. The term of this Agreement shall begin on the date hereof and continue for three (3) years (the "INITIAL TERM") unless terminated sooner as herein provided, and shall continue thereafter on a year-to-year basis on the same terms and conditions contained herein in effect as of the time of renewal (the "TERM"). This Agreement and Employee's employment may be terminated in any one of the followings ways:

            (i) TERMINATION AS A RESULT OF THE EMPLOYEE'S DEATH. The death of Employee shall immediately terminate this Agreement with no severance compensation due to

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      Employee's estate.

            (ii) TERMINATION ON ACCOUNT OF DISABILITY. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been absent from his full-time duties hereunder for four (4) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such four (4) month period, but which shall not be effective earlier than the last day of such four (4) month period), Employer may terminate Employee's employment hereunder provided Employee is unable to resume his full-time duties with or without reasonable accommodation at the conclusion of such notice period. Also, Employee may terminate his employment hereunder if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Employee shall have furnished Employer with a written statement from a qualified doctor to such effect and provided, further, that, at Employer's request made within thirty (30) days of the date of such written statement, Employee shall submit to an examination by a doctor selected by Employer who is reasonably acceptable to Employee or Employee's doctor and such doctor shall have concurred in the conclusion of Employee's doctor. In the event this Agreement is terminated as a result of Employee's disability, Employee shall receive from Employer, in a lump-sum payment due within ten (10) days of the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the Initial Term of this Agreement or for one (1) year, whichever amount is greater; provided, however, that any such payments shall be reduced by the amount of any disability insurance payments payable to the Employee as a result of such disability.

            (iii) TERMINATION BY THE COMPANY FOR CAUSE. Employer may terminate this Agreement immediately for "CAUSE," which shall be: (1) Employee's willful and material breach of this Agreement (which breach cannot be cured or, if capable of being cured, is not cured within ten (10) days after receipt of written notice to cure); (2) Employee's gross negligence in the performance or intentional nonperformance of any of Employee's material duties and responsibilities hereunder; (3) Employee's willful dishonesty, fraud or misconduct with respect to the business or affairs of Employer or the Company which materially and adversely affects the operations or reputation of Employer or the Company; (4) Employee's

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      conviction of a felony crime; or (5) Employee's confirmed positive illegal drug test result. In the event of a termination for Cause, as enumerated above, Employee shall have no right to any severance compensation.

            (iv) TERMINATION WITHOUT CAUSE. At any time after the commencement of employment, either Employee or Employer may, voluntarily or without Cause, respectively, terminate this Agreement and Employee's employment, effective thirty (30) days after written notice is provided to the other. Should Employee be terminated by Employer without Cause during the Initial Term, Employee shall receive from Employer, in a lump-sum payment due on the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the Initial Term of this Agreement or for one (1) year, whichever amount is greater. Should Employee be terminated by Employer without Cause after the Initial Term, Employee shall receive from Employer, in a lump-sum payment due on the effective date of termination, the base salary at the rate then in effect equivalent to one (1) year of salary. Further, any termination without Cause by Employer shall operate to shorten the period set forth in paragraph 3(a) and during which the terms of paragraph 3 apply to one (1) year from the date of termination of employment. Except as provided in paragraph 12 below, if Employee resigns or otherwise terminates this Agreement, the provisions of paragraph 3 hereof shall apply, except that Employee shall receive no severance compensation. If Employee is terminated by the Company without Cause, or if the Employee terminates his employment for Good Reason pursuant to paragraph 12(c) below, then the Company shall make the insurance premium payments contemplated by COBRA for a period of twelve (12) months immediately following such termination.

      (b) CHANGE IN CONTROL OF THE COMPANY. In the event of a Change in Control of the Company (as defined below) during the Term, paragraph 12 below shall apply.

      (c) EFFECT OF TERMINATION. Upon termination of this Agreement for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided herein. All other rights and obligations of Employer and Employee under this

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Agreement shall cease as of the effective date of termination, except that
Employer's obligations under paragraph 9 herein and Employee's obligations under paragraphs 3, 6, 7, 8 and 10 herein shall survive such termination in accordance with their terms.

      (d) BREACH BY COMPANY. If termination of Employee's employment arises out of Employer's failure to pay Employee on a timely basis the amounts to which he is entitled under this Agreement or as a result of any other breach of this Agreement by Employer, as determined by a court of competent jurisdiction or pursuant to the provisions of paragraph 16 below, Employer shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Employee to enforce his rights hereunder. Further, none of the provisions of paragraph 3 shall apply in the event this Agreement is terminated as a result of a breach by Employer.

      6. RETURN OF COMPANY PROPERTY. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of the Company or its representatives, vendors or customers which pertain to the business of the Company shall be and remain the property of the Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which is collected by Employee shall be delivered promptly to the Company without request by it upon termination of Employee's employment.

      7. INVENTIONS. Employee shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment or within one
(1) year thereafter, and which are directly related to the business or activities of the Company and which Employee conceives as a result of his employment hereunder. Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

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      8. TRADE SECRETS. Employee agrees that he will not, during or after the
Term of this Agreement, disclose the specific terms of the Company's relationships or agreements with their respective significant vendors or customers or any other significant and material trade secret of the Company, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever, except and only to the extent required by law or legal process following notice to the Company.

      9. INDEMNIFICATION. In the event Employee is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by Employer against Employee), by reason of the fact that he is or was performing services under this Agreement, then Employer shall indemnify Employee against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith, to the maximum extent permitted by applicable law. The advancement of expenses shall be mandatory to the extent permitted by applicable law. In the event that both Employee and Employer are made a party to the same third-party action, complaint, suit or proceeding, Employer agrees to engage counsel, and Employee agrees to use the same counsel, provided that if counsel selected by Employer shall have a conflict of interest that prevents such counsel from representing Employee, Employee may engage separate counsel and Employer shall pay all reasonable attorneys' fees of such separate counsel. Employer shall not be required to pay the fees of more than one law firm except as described in the preceding sentence, and shall not be required to pay the fees of more than two law firms under any circumstances. Further, while Employee is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Employee cannot be held liable to Employer for errors or omissions made in good faith where Employee has not exhibited gross, willful and wanton negligence or misconduct or performed criminal or fraudulent acts.

      10. NO PRIOR AGREEMENTS. Employee hereby represents and warrants to Employer and the Company that the execution of this Agreement by Employee and his employment by Employer and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Employee agrees to indemnify Employer and the Company for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come

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to have against Employer or the Company based upon or arising out of any noncompetition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

      11. ASSIGNMENT; BINDING EFFECT. Employee understands that he has been selected for employment by Employer and/or the Company on the basis of his personal qualifications, experience and skills. Employee agrees, therefore, he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of paragraph 12 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

      12. CHANGE IN CONTROL.

      (a) Unless Employee elects to terminate this Agreement pursuant to paragraph 12(c) below, Employee understands and acknowledges that Employer and/or the Company may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of Employer and/or the Company hereunder or that the Company may undergo another type of Change in Control. In the event such a merger or consolidation or other Change in Control is initiated during the Term of this Agreement, then the provisions of this paragraph 12 shall be applicable.

      (b) In the event of a pending Change in Control wherein the Company and Employee have not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of the Company's business and/or assets that such successor is willing as of the closing to assume and agree to perform Employer's obligations under this Agreement in the same manner and to the same extent that Employer is hereby required to perform, then the Employee may elect to terminate his employment and shall be entitled to receive in a lump-sum payment the amount equal to three (3) times his annual base salary then in effect, and the noncompetition provisions of paragraph 3 shall apply for a period of one (1) year immediately following the effective date of termination.

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      (c) In any Change in Control situation, if Employee is terminated by
Employer without Cause at any time during the twelve (12) months immediately following the closing of the transaction giving rise to the Change in Control, or Employee terminates this Agreement for Good Reason (as defined below) at any time during the twelve (12) months immediately following the closing of the transaction giving rise to the Change in Control, Employee shall be entitled to receive in a lump-sum payment, due on the effective date of termination, the amount equal to three (3) times the greater of (i) his annual base salary then in effect or (ii) his annual base salary in effect immediately prior to the closing of the transaction giving rise to the Change in Control, and the noncompetition provisions of paragraph 3 shall apply for a period of one (1) year immediately following the effective date of termination. For purposes of this Agreement, Employee shall have "GOOD REASON" to terminate this Agreement and his employment hereunder if, without Employee's consent, (x) Employee is demoted by means of a reduction in authority, responsibilities, duties or title to a position of materially less stature or importance within the Company than as described in paragraph 1 hereof or (y) the Employer breaches this Agreement in any material respect and fails to cure such breach within ten (10) days after Employee delivers written notice and a written description of such breach to the Employer, which notice shall specifically refer to this section of this Agreement.

      (d) For purposes of applying paragraph 5 under the circumstances described in (b) above, the effective date of termination will be the closing date of the transaction giving rise to the Change in Control and all compensation, reimbursements and lump-sum payments due Employee must be paid in full by Employer at or prior to such closing. Further, Employer shall ensure that Employee will be given sufficient time and opportunity to elect whether to exercise all or any of his vested options to purchase the Company's Common Stock, including any options with accelerated vesting under the provisions of the Company's 1998 Long-Term Incentive Plan (or other applicable plan then in effect), such that he may convert the options to shares of the Company's Common Stock at or prior to the closing of the transaction giving rise to the Change in Control, if he so desires.

      (e) A "CHANGE IN CONTROL" shall be deemed to have occurred if:

            (i) any person, other than the Company or an employee benefit plan of the Company, and other than Notre Capital Ventures II, L.L.C. or any entity controlled by it,

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      acquires directly or indirectly the Beneficial Ownership (as defined in
      Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of the Company and immediately after such acquisition such Person is, directly or indirectly, the Beneficial Owner of voting securities representing fifty percent (50%) or more of the total voting power of all of the then-outstanding voting securities of the Company;

            (ii) the following individuals no longer constitute a majority of the members of the Board of Directors of the Company: (A) the individuals who, as of the closing date of the Company's initial public offering, constitute the Board of Directors of the Company (the "ORIGINAL DIRECTORS"); (B) the individuals who thereafter are elected to the Board of Directors of the Company and whose election, or nomination for election, to the Board of Directors of the Company was approved by a vote of at least two-thirds (2/3) of the Original Directors then still in office (such directors becoming "ADDITIONAL ORIGINAL DIRECTORS" immediately following their election); and (C) the individuals who are elected to the Board of Directors of the Company and whose election, or nomination for election, to the Board of Directors of the Company was approved by a vote of at least two-thirds (2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming " ADDITIONAL ORIGINAL DIRECTORS" immediately following their election);

            (iii) the stockholders of the Company shall approve a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least seventy-five percent (75%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by at least seventy-five percent (75%) of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

            (iv) the stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company's assets (i.e., fifty percent (50%) or more of the total

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      assets of the Company).

      (f) Employee must be notified in writing by Employer or the Company at any time that either Employer or the Company anticipates that a Change in Control may take place.

      (g) If it shall be determined that any payment or distribution by Employer, the Company or any other person to or for the benefit of the Employee (a "PAYMENT") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "EXCISE TAX"), as a result of the termination of employment of the Employee in the event of a Change in Control, then Employer, the Company or the successor to the Company shall pay an additional payment (a "GROSS-UP PAYMENT") in an amount such that after payment by the Employee of all taxes, including, without limitation, any income taxes and Excise Tax imposed on the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments. Such amount will be due and payable by Employer, the Company or the successor to the Company within ten (10) days after the Employee delivers written request for reimbursement accompanied by a copy of the Employee's tax return(s) or other tax filings showing the excise tax actually incurred by the Employee.

      13. COMPLETE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto relating to the subject matter hereof and supersedes any other employment agreements or understandings, written or oral, between or among Employer, the Company and Employee. This Agreement is not a promise of future employment. Employee has no oral representations, understandings or agreements with Employer or the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between Employer and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of Employer and Employee, and no term of this Agreement may be waived except in writing signed by the party waiving the benefit of such term.

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      14. NOTICE. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

      To Employer:            LandCare USA Management Co., L.P.
                              Three Riverway, Suite 630
                              Houston, Texas  77056
                              Attention: Law Department

      To: Company:            LandCare USA, Inc.
                              Three Riverway, Suite 630
                              Houston, Texas 77056
                              Attention: Law Department

      To Employee:            Kenneth V. Garcia
                              _____________________________
                              _____________________________

Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received by means of hand delivery, delivery by Federal Express or other courier service, or by facsimile transmission. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 14.

      15. SEVERABILITY; HEADINGS. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

      16. ARBITRATION. With the exception of paragraphs 3 and 7, any unresolved dispute or

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controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Houston, Texas, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") then in effect, provided that Employee shall comply with Employer's grievance procedures in an effort to resolve such dispute or controversy before resorting to arbitration, and provided further that the parties may agree to use arbitrators other than those provided by the AAA. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Employee was terminated without disability or Cause, as defined in paragraphs 5(a)(ii) and 5(a)(iii), respectively, or that Employer has breached this Agreement in any material respect. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by Employer.

      17. GOVERNING LAW. This Agreement shall in all respects be construed according to the laws of the State of Texas.

      18. COUNTERPARTS. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

      19. THIRD-PARTY BENEFICIARY. The Company is intended to be a third-party beneficiary under this Agreement, and shall be entitled to enforce the provisions hereof benefiting the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                    LANDCARE USA MANAGEMENT CO., L.P.

                                    BY: LUSA GP, INC.



                                    By:______________________________________
                                       William F. Murdy
                                       President and Chief Executive Officer


                                    LANDCARE USA, INC.





                                    By: _______________________________________
                                       William F. Murdy
                                       President and Chief Executive Officer



                                    EMPLOYEE:

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                                    __________________________________
                                    Kenneth V. Garcia


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